Exhibit 1

Banco Mercantil del Norte, S.A., Institución de Banca Múltiple
Grupo Financiero Banorte (División Fiduciaria)

Notice

General Meeting of Holders of
Non-Redeemable Ordinary Participation Certificates
“Cemex.CPO”

The Holders of Non-Redeemable Ordinary Participation Certificates issued by CEMEX, S.A.B. de C.V. are hereby summoned to a General Meeting of Holders which shall be held at First Notice at the Club Industrial, located at Avenida Parteaguas number 698, Colonia Los Arcángeles, in the city of San Pedro Garza García, Nuevo León, Mexico, on October 27 (twenty seven), 2014 (two thousand fourteen) at 10:00 (ten) hours, to resolve with respect to the following matters:

Agenda for the Meeting

I.
Presentation, discussion and approval, if any, of a proposal to modify Clause Twelfth the Trust Agreement number 111033-9 dated September 6, 1999 entered into by Banco Nacional de México, Sociedad Anónima, Integrante del Grupo Financiero Banamex, División Fiduciaria as Trustee and Cemex, S.A.B. de C.V. as Trustor, pursuant to which the non-redeemable ordinary participation certificates “Cemex.CPO” are issued, (the “Trust”), appoint the President of the Trust’s Technical Committee and restate the Trust’s current clauses in one single document.

II.	The appointment of Special Delegates.

III.	Reading and Approval of the Minutes of the Meeting.

The Holders of the Non-Redeemable Ordinary Participation Certificates “CEMEX.CPO” are hereby informed that the access cards for the Meeting shall be delivered upon presentation of the corresponding deposit certificate issued by S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., and, if applicable, with the special lists referred to in the Mexican Securities Market Law (Ley del Mercado de Valores).  The corresponding access cards shall be requested and picked-up during business days at the offices of the Common Representative, Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte, División Fiduciaria, located at Avenida Revolución number 3000 South, Colonia Primavera, 4° floor, in this city, no later than 13:00 hours, on October 20, 2014.

Monterrey, Nuevo León, as of September 17, 2014.

Banco Mercantil del Norte, S.A., Institución de Banca Múltiple
Grupo Financiero Banorte (División Fiduciaria)
Common Representative for the Holders

/s/ Alejandro Tarín Villamar	/s/ Sofía Kers Guerrero
Lic. Alejandro Tarín Villamar	Lic. Sofía Kers Guerrero
Trustees Delegates